As filed with the Securities and Exchange Commission on January 7, 2002. Registration No. 333-67884
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           AMENDMENT NO.4 to FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                              AUTOCARBON.COM, INC.
                 (Name of Small Business Issuer in its Charter)


         Delaware                            3714               33-0976805
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or organization)  Classification Code Number) Identification No.)

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  James Miller
                                    President
                               136-m Tenth Street
                                Ramona, CA 92065
                                 (619) 303-7356
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         Calculation of Registration Fee
================================================================================

                              Proposed         Proposed             Amount
Title             Amount      Maximum          Maximum              of
Of Securities     to be       Offering Price   Aggregate            Registration
To be Registered  Registered  Per Share        Offering Price (1)   Fee
----------------  ----------  --------------   ------------------   ------------
Common Stock,(1)  3,368,400   $1.00(2)         $3,368,400           $889.25(3)
Par value $.0001
Per share

(1) Includes 2,309,200 shares of common stock and 1,059,200 shares of common stock issuable upon conversion of certain common stock purchase warrants
(2)  Represents proposed maximum offering price.
(3) $760.95 was paid on the initial filing of this registration statement and an additional $100.86 represents additional shares and shares underlying certain warrants to be registered that were not included in the original filing, but paid upon the next filing for a total of $891.81.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Preliminary Prospectus Subject to Completion dated January 7, 2002

                              Autocarbon.com, Inc.

                        3,368,400 shares of common stock
                        --------------------------------

Total represents 2,309,200 shares of common stock already issued by the registrant and up to 1,059,200 shares of stock that may be issued upon exercise by certain warrant holders. These outstanding shares may be offered and sold from time to time. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part. If all warrants are exercised, it will dilute the shares of common stock. The Company has paid and intends to pay all expenses associated with this offering.


MARKET FOR THE SHARES
No market currently exists for our shares. The price reflected in this Prospectus of $1.00 per share may not reflect the market price of our shares after the offering. We can not make any prediction what range out shares will trade at, if any.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on Page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary....................................................................... 3
The Offering.................................................................. 4
Summary Financial............................................................. 5
Risk Factors.................................................................. 5
Use of Proceeds...............................................................10
Determination of Offering Price...............................................10
Management's Discussion and Analysis or Plan of Operation.....................12
Business......................................................................13
Management....................................................................15
Executive Compensation........................................................17
Certain Relationships and Related Transactions................................19
Principal Stockholders........................................................20
Dilution......................................................................21
Offering by Selling Securityholders...........................................20
Description of Securities.....................................................22
Plan of Distribution..........................................................25
Legal Proceedings.............................................................27
Indemnification of Directors and Officers.....................................27
Delaware Business Combination Provisions......................................27
Where You Can Find More Information...........................................28
Transfer Agent................................................................29
Interest of Named Experts and Counsel.........................................29
Legal Matters.................................................................29
Experts.......................................................................29
Financial Statements..........................................................30

PROSPECTUS SUMMARY
This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.


ABOUT OUR COMPANY
Autocarbon.com plans to engage in the sale and marketing of carbon fiber and composite products. Initially, our focus will be the auto industry and the many different types of components that are used in the production of automobiles.

In addition, Autocarbon is presently developing an e-commerce based Internet portal that will allow it to sell the Autocarbon brand product line directly to vendors with a Business-to-Business (B2B) (secure web site access for Trade customers only) Web site. In addition the company will operate an affiliate program providing Business-to-Consumer (B2C) via a secure web site for general public access Web sales for those without direct access to Autocarbon retail vending outlets. This is to maintain a universal vendor and direct sales pricing structure. Because we intend to have a universal pricing structure, there will be no conflict with the sales methods a customer uses. This will also give consumers the choice of buying direct and getting corporate service with their purchase, if they are dissatisfied with the service from a vendor. In the short term, direct sales will be mainly from our Web site until a wider vendor network is established. We hope that a significant Internet and multimedia marketing campaign will be launched to gain "Brand" awareness and give a high exposure to the company and kick start the various Marketing and sales tools that we will employ.

Autocarbon has entered into a marketing contract with a manufacturing supplier, Rocket Composites, Ltd. James A. Miller, Chairman and CEO of Autocarbon.com. solely owns Rocket Composite, Ltd. Autocarbon.com has had preliminary discussions with potential customers. Autocarbon.com will contract with Rocket Composites, Ltd. on a product-by-product basis to provide the engineering functions as needed in order to fulfill quotation requirements to its customers.

From July 1, 2001 until October 31, 2001, Autocarbon.com, Inc., sold shares to private investors for $0.50 per share, with a warrant to purchase an additional share for $0.25 each

                          How our company is organized

We were incorporated in the State of Delaware on June 26, 2001. The corporation has no prior operating history in manufacturing, marketing, sales or any other business. The corporation was formed for the purpose of marketing and selling carbon composite parts used in automotive design and building, such as Wheels, and other body parts, as well as parts to be used in marine and aerospace construction. To date, the Company has received requests for quotes in the automotive industry. We have not yet determined what other markets to pursue. Initially, the Company has entered into a marketing agreement for the products developed by Rocket Composites, Ltd.

The Board of Directors of Autocarbon.com has elected to have a fiscal year end of March 31.

                              Where you can find us

We are located at 136-m Tenth Street, Ramona, California 92065. Our telephone number is (619) 303-7356.

                                  The Offering

Shares offered by the Selling Shareholders:                 3,368,400 shares (1)
     (1) Includes: (i) 2,000,000 shares of Common Stock issued to Founders of the Corporation, 309,200 shares of Common Stock issued Subscribers pursuant to the Subscription Agreements; and (ii) 1,059,200 shares of Common Stock reserved for issuance pursuant to Warrants.
Shares Outstanding as of October 31, 2001:                     10,259,200 shares
Shares Outstanding Assuming Exercise of All
          Outstanding Warrants:                                13,193,400 shares

Use of Proceeds - Autocarbon.com, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our Trading Symbol - The Common Stock of Autocarbon.com, Inc. does not have a trading market at this time.

                          SUMMARY FINANCIAL INFORMATION

                                                                     10/31/01
                                                                   -------------
Balance Sheet Data:
Total Assets                                                       $     98,061
Total Liabilities                                                        15,452
Total Stockholders' Equity                                               82,609

Statement of Operations:
Revenues                                                                      0
Expenses                                                                113,941
Net Income (Loss)                                                      (113,941)
Income (Loss) Per Share                                                     .01
Shares Used In Computing Net Income (Loss) Per Share                 10,259,200

RISK FACTORS

     An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to Autocarbon.com, Inc.'s Operations
We may continue to lose money, and if we do not achieve profitability, we may not be able to continue our business.
     Through October 31, 2001, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our website and we have no operating history of marketing our services to the public, our business may never generate sufficient revenues to meet our expenses or achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

We are investing time and resources in new and untested business initiatives that might not materialize to commercial viability.
     As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to our vendors or through web-site, if operational, and remain a viable company. Our new business model includes selling products manufactured by Rocket Composites, Ltd., using their new, untested proprietary processes. Competitors already established in certain industries may already have customer bases that we many not be able to sell to. These competitors may be able to develop new technologies that may be more efficient, less expensive and more reliable. Competitors may develop better production methods that are more efficient, more reliable and more efficient.

Regulatory Risks
     Because we are selling and products that are manufactured overseas, there may be regulations with respect to the import/export of the products, including duties and fees which have not been determined at this time. Although we are not aware of any import/export rules and regulations that would affect our business, we cannot be assured that there may not be changes in the future that could adversely affect our business. In addition, taxing authorities may change their rules and regulations, which could have an undermined affect on our business.

We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant.
     Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition. Therefore, we may have significant fluctuations in revenue from quarter to quarter.

We are dependent on our key personnel and if we lose those personnel, our business would fail.
     Our future success depends, in significant part, upon the continued service of our senior management, James Miller, Seth Scally and Kimberly Tate. Mr. Miller and Mr. Scally have spent a considerable amount of time researching and developing the idea for the marketing and selling of carbon composite products. In addition, Mr. Miller and Mr. Scally have developed many personal contacts with various other companies involved in the production of or sale of composite products. These contacts are important to the company. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business could fail.

Some of our competitors may be able to use their financial strength to dominate the market, which may affect our ability to generate revenues.
     Some of our competitors are much larger companies than us and which are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of marketing the products.

We maintain a web site that provides information about our Company.
     There may be a risk that we may be unable to update the information contained on the website on a timely basis and therefore it may not reflect the current status of the company and its products.

Changes in technology and Internet software may make it difficult for us to adapt and compete with better-funded competitors.
     We are developing our own commerce based web site. However, technology and Internet software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Because we have limited funding, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the business and consumer communities and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

Our business is Internet based and the failure of the Internet to grow or remain a viable commercial medium could harm our growth.
     Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Sales of our web-based products are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

We will need additional capital to finance our business plan and such financing may be unavailable or too costly.
     Our ability to research and develop the core technologies we are planning to utilize is dependant on our ability to secure financing and allocate sufficient funds required to support our marketing activity. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

If we are found liable in a product liability lawsuit arising from the use of our products, our business and financial condition may be harmed.
     We may face potential risk of product liability claims because our products are used in activities where injury may occur from their use. Although we will seek to have product liability insurance coverage when we have completed products for sale and prior to the delivery of these products, we cannot be certain that this insurance will adequately cover all product liability claims or that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. If we are found liable for damages with respect to a product liability claim and our insurance coverage is inadequate to satisfy the claim, then our business, operating results and financial condition could be materially and adversely affected.

Risks Related to Offering
Management beneficially owns over 77% of our common stock and their interest could conflict with yours.

     Our directors and executive officers and other founders beneficially own approximately 77.4% of our outstanding common stock assuming all warrants are exercised. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

The warrants may never be exercised, in which case; we will be unable to raise additional funds through exercise of warrants.
     No one is likely to exercise their Warrants unless a market develops for our Common Stock in excess of the exercise prices of the Warrants. The average exercise price for the warrants is $0.25. To date, there is no market for the Common Stock or Warrants. In the event Warrants are not exercised, we will not receive the additional proceeds of up to $264,800 from exercise of those Warrants.

Future sales of common stock by our existing stockholders could adversely affect our stock price.
     As of October 31, 2001, Autocarbon.com, Inc. has 10,259,200 outstanding shares of Common Stock, not including 2,884,200 shares of Common Stock issuable upon exercise of the Warrants included in this offering. Out of the 10,259,200 shares currently outstanding 2,309,200 are being registered with this offering, along with 1,059,200 underlying certain warrants. The remaining approximately 8,000,000 shares of common stocks and the additional 1,875,000 shares that would be issued if the remaining warrants were exercised, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.

We expect to issue additional stock in the future to finance our business plan and the potential dilution caused by the issuance of stock in the future may cause the price of our common stock to drop.
     As of October 31, 2001 we had outstanding 10,259,200 shares of common stock, with an additional 2,884,200 issuable as a result of the exercise of all warrants, not all of which are included in this registration statement.
Subsequent to the effective date of this offering, we will need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a latter registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

Our directors have limited liability and therefore cannot be held liable for monetary damages.
     Under our Certificate of Incorporation, the directors cannot be held liable to Autocarbon.com, Inc. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

We may not be able to obtain a trading market for your shares.
     Trading in our Common Stock, if any is intended to be conducted on the OTC Bulletin Board, after we obtain a listing, if ever. We have made application to the NASD to list these shares on the Over the Counter Bulletin Board operated by the NASD. Said application is still pending. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Autocarbon.com, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

Our common stock is a "penny stock," and compliance with requirements for Dealing in penny stocks may make it difficult for holders of our common stock to resell their shares.
     Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market and at least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these inventors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock. Penny stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange; Penny stocks are also stocks, which are issued by companies with: Net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.
     We are not presently, and it is likely that for the foreseeable future we will not be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

We require additional funds to achieve our current business strategy, which we may not be able to obtain.
     We will need to raise additional funds through public or private debt or sale of equity to develop and establish our marketing program and establish our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

Our Chairman and Chief Executive Officer resides overseas.
     James Miller, our Chairman and Chief Executive Officer, resides in the United Kingdom. This may cause additional problems in the operations of our Company. Because we are a start-up and a small company, it may prove difficult to handle the daily operations from such a long distance from the operations in California. In addition, if Mr. Miller was sued personally, and a judgment was awarded, his residence outside the United States might make collection of the judgment more difficult, if not impossible.

Potential conflict of interest between Autocarbon.com and Rocket Composites, Ltd.
     Our Chairman and CEO James Miller is the sole owner of Rocket Composites, Ltd., currently the sole supplier of the products we intend to market and sell. This may pose a conflict of interest between the two companies.

     This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Autocarbon.com, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Autocarbon.com, Inc. and our business before purchasing the Common Stock offered by this Prospectus.

     USE OF PROCEEDS
     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders, and we will not receive any proceeds from the sale of common stock by the selling stockholders.


     DETERMINATION OF OFFERING PRICE
     Before this offering, there has been no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $1.00, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were: 1. Our history and our prospects; 2. The industry in which we operate; 3. The status and development prospects for our proposed products and services; 4. Our past and present operating results; 5. The previous experience of our executive officers; and 6. The general condition of the securities markets at the time of this offering. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price. Number of Holders - As of October 31, 2001, there were approximately 60 record holders of common stock and/or warrants.

     DIVIDENDS
     We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

     We are a development stage company in the process of developing a marketing plan for carbon composite products sales via traditional methods and Internet access. The products and services that we intend to offer are described in the "Business" description. We have generated no revenues to date.

     As of October 31, 2001, we had raised in excess of $129,600 in cash from the private sale of shares of stock of the company. The following represents our best estimate as to how the proceeds will be expended. Autocarbon.com, Inc. reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of Autocarbon.com, Inc. as management considers being in the best interest of Autocarbon.com, Inc.

     From inception and during the next twelve months, we expect to spend, and have already spent a part of this amount, an estimated total of $129,600, raised from the private sale of shares of Autocarbon, as follows:

     (i) $50,000 for general & administration expenses. This includes the cost of professionals, as well as the expenses required to file the necessary documents with the SEC and NASD; and
     (ii) $79,600 for marketing and other related operations, including the costs of operating the sales and marketing staff and salaries.

     The Company will not be able to pay for any additional expenses after the next thirty days. Without additional capital, it is extremely likely that our marketing plan will not be able to be completed. This would significantly hamper out efforts to enter into the product niche we would like.

SALES OPPORTUNITIES
Over the past 20 years, since the invention and development of composite materials by many companies in the public domain, many new uses have been found due to the lightness, very stiff and very low expansion properties of carbon fiber. In addition to automotive parts, these include bulletproof vests, and other shock absorbing products.

SALES STRUCTURE
Sales will be obtained through a multi media model.

1)   Direct sales through an efficient e-commerce internet portal

2)   National representatives and dealers (Wholesale,  with Business-to-Business
     (B2B) web portal).
3) Sales staff dedicated to Original Equipment Manufacturer (OEM) and new projects (linked to B2B portal).
 4)  Sales via on the road show  trailer -  wholesale  and retail (All linked to web).
5)   Multimedia marketing campaign.

Pricing structure.
     Each Original Equipment Manufacturer (OEM) job will be priced individually and based on quantity, complexity and size. Pricing of our BRANDED product will based on a Recommended Retail Price (RRP) and levels of discount for wholesale (35%) or distributor (45%). Our direct sales will reflect the RRP (recommended retail price).

     We will have a uniform global pricing structure to eliminate gray marketing of our products.

                                    BUSINESS

We were incorporated in the State of Delaware on June 26, 2001. The company was formed to market and sell carbon and composite products.

Our Products and Services
The Carbon and Composite Products industry is going through a transitional phase with respect to the transfer from traditional steel construction to the ever-increasing inclusion of composites. The traditional materials were heavy and difficult to prepare for production, as well as requiring expensive tooling. Until now even composites have been regarded as difficult and expensive to manufacture, but with AUTOCARBON'S ability to supply, due to its agreement to sell Rocket Composites. Ltd.'s proprietary process and production capabilities, tooling is relatively inexpensive and quick to prepare for production. Rocket Composites, Ltd., a separate company (owned by our Chairman and CEO, James Miller), has developed a proprietary process to manufacture carbon composite parts. They do not believe that any other company has a similar process to theirs, however at this point no patent has been applied for. Rocket Composites, Ltd., a separate company; was incorporated in 2001, by James Miller, our Chairman and CEO, for the manufacture and mass production of carbon composite products. It is in the process of setting up manufacturing facilities in the United Kingdom and to date has no operations or previous history. Rocket Composites, Ltd., was formed by James Miller and uses the techniques and experience he has gained over the last fifteen years in the industry. Autocarbon.com, Inc., has the exclusive rights to distribute the products manufactured by Rocket Composites, Ltd.

One of the first areas we will endeavor to enter is the automotive industry. Since the early 1900's most car manufacturers have made body panels out of steel. The use of resigns and the proprietary process of Rocket Composites, Ltd., will make the sale of carbon composite products possible. Autocarbon.com, though its marketing agreement, hopes to change all that and we hope to be able to supply production line quantity and quality structural components at economical prices.

As even stricter changes in environmental emission standards are mandated, fuel prices and safety standards rise. Designers will focus on reduction in weight, especially on unsprung weight, which can only be significantly altered by using composite structures. This reduces the weight, allows smaller engines (lower emissions) better fuel economy and greater performance. As hybrid and electric cars are introduced, weight reduction is a large factor due to the technology difficulties with heavy batteries. A lighter car gives longer range, carries more payload, accelerates faster and goes faster, stops quicker. Autocarbon will be targeting these basic issues with these companies and secure a new market. By leading in this area of composite technology we hope will become a major component supplier to the industry.

Within the automotive sector we will concentrate on a number of specific areas.

1) Exotic car dealers and after market suppliers to high-end sports car enthusiasts.
2) Racing shops and racing teams in numerous classes from Dragster to Saloon car racing.
3)   Original Equipment Manufactures (OEM) component manufacturers
4)   OEM motorcar manufacturers.
5)   General Public via Web and media.

Competition
The sale of carbon or composite products is a relatively new industry. As such we are unable to ascertain what the competition will be. Therefore, initially, competition in this type of business would be light. There are a myriad of aluminum manufacturers and marketers, and we would have to compete with them in the market place.

We are generally competing with manufacturers and other marketing companies that have much cheaper raw material costs, such as cast iron, steel and aluminum.

Since we only market products and do not manufacture them, we have no connection with the raw material supplies. However, raw materials for production would likely be sourced from various different companies, such as Hexel Corporation, Johnstone Composites, Ciba Geigy, Minnesota Mining and Manufacturing Corporation and others world wide. We have no connection or agreements with any of these companies. Raw materials are presently readily available and may be subject to price fluctuation.

Because the Company does not manufacture it is not aware of any environmental liability relating to its operations that would have a material adverse effect on the Company, its business, assets or results of operations.

Inflation
Inflation has not historically been a material effect on the Company's operations and is not expected to have a material impact on the Company or its operations in the future.

AGREEMENTS
The Company has initially entered into an Agreement, dated July 18, 2001, with Rocket Composites, Ltd., giving Auocarbon.com, Inc. the right to market and sell Carbon Fiber and other composite structures within the entire North American Continent, European Economic Community and the rest of the World markets for a period of five years. The Agreement provides Autocarbon.com with the exclusive right to sell the products produced by Rocket Composites, Ltd. The Agreement states, "That Autocarbon.com, Inc., will not sell any other product manufactured by any other entity unless by agreement with Rocket Composites, Ltd., nor cause the products manufactured by Rocket Composites, Ltd., to be marketed for a purpose that they were not designed for." The Agreement does not fix the price of any product that Rocket Composites, Ltd., manufactures, nor does it set the specific price we must sell the product to the purchaser for. We are able to negotiate the price with Rocket Composites, Ltd., and then determine the appropriate selling price. The Agreement also gives Autocarbon.com the first right to purchase a majority shareholding in Rocket Composites, Ltd., if Rocket Composites, Ltd., desires to sell. Under the Agreement, "All designs, tooling, process and rights to manufacture remain the sole property and right of Rocket Composites, Ltd." Although not obligated, Autocarbon.com may contribute toward the cost of the tooling costs.

DESCRIPTION OF PROPERTY
The Company does not own any properties. Its current operations are located at 136-m Tenth Street, Ramona, CA. Currently, Autocarbon sub-leases the space with a monthly rent of $800 per month. The facility is approximately 5,000 square feet and we believe that it is adequate for the company's needs at this time. Effective January 2002, we will be the primary tenants for the entire space. At that time the monthly payment will increase to $1,350.00 per month. The lease contains automatic yearly increases of $100.00 monthly.

The Chairman and CEO, James Miller operates from his home in the United Kingdom. Autocarbon does not pay for any of the expenses of this operation.


EMPLOYEES
The company has no employees, except for the Officers and Directors.


                                   MANAGEMENT

Directors and Executive Officers

The directors and officers of the Company are listed below with information about their respective backgrounds.

Name                   Age        Position
----                   ---        --------

James Miller           45         CEO, President, Chairman
Kimberly Tate          32         CFO, Secretary, Director
Seth Scally            35         VP Sales and Director
Terry Hunt             50         VP Sales and Marketing for Europe and Director
Ramero Pericon         29         Director

     Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Our executive officers serve at the pleasure of the Board of Directors. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

James Miller, CEO, Chairman
Has been involved in producing fiberglass kit cars but the market in the early eighties until he closed the operation down.
From 1993 until July 2001, when it was disbanded, he was a Director and employee of Rocket Science UK, Ltd. a private company, where he was involved with research and development of composite materials for the sporting goods industry. During his employ there, Mr. Miller helped develop the process by which Rocket Composites, Ltd., plans to produce and manufacture the products for Autocarbon to market and sell. Rocket Science UK, Ltd., has no connection with Autocarbon.com or Rocket Composites, Ltd. In July 2001, along with the rest of the current management team of Autocarbon.com, he organized Autocarbon.com to market and sell composite carbon parts to the automotive field, utilizing Mr. Miller's extensive contacts in the field. In addition, he is owner and CEO of Rocket Composites, Ltd., a privately held company developing the manufacturing process of the products to be marketed by Autocarbon.

Kimberly Tate, CFO, Secretary and Director
Joined Autocarbon in August 2001.
John Burnham and Co.  San Diego, CA   3/15/00 to August 2001
Position: Corporate Accountant
Duties: Month end journal, daily cash, daily accounting, preparation of monthly financial statements, ESOP and 401K administration, Corporate budgeting, payroll, bank reconciliation, corporate allocations and reconciliation of all accounts.
Edge Snowboards, San Diego, and CA 1998-2000
Position: Operations manager, partner controller
Duties: A/P, A/R, Invoicing, GL, journal entries, purchasing, cash flow management, reconciliation, inventory management, collections, budgeting, payroll, quarterly reports, financial statements and employee management. Stinger Wakeboards. San Diego, CA 1996-2000
Position: CFO, Vice President.
Duties: All accounting, budgeting, design and manufacturing preparation, new account analysis, implementation of new computer systems, accounting and management software, international customer relations, management of all employees.

Terry Hunt, VP Sales and Marketing, EU Employed by GMT Snbds Ltd ., since 1993 until mid 2001.
Terry Hunt began his career in the British army, which led finally to a posting in the SAS, the British Special Forces. After returning to civilian life he chose sales and marketing as his next career. This began in the marine industry organizing the sales department of an aggressive marine equipment supplier. He did extensive business with the USA and took the company's sales to unexpected levels. Brings to the Company many years of hard experience in building sales and marketing.

Seth Scally, VP Sales, USA

Operated Seth's Automotive since 1993, until joining Autocarbon in mid-2001
Mr. Scally has twenty-one years of experience in the automotive marketplace, which has encompassed all the areas of the business, giving him a wide appreciation and understanding of the technology that Autocarbon is offering. He started out doing a traditional apprenticeship as a mechanic on Rolls Royce motorcars and ended up running a repair shop for the company as Lead Technician for three years. He then moved on and went to work for Jaguar and was involved in technical training for Range Rover. After a few years Seth went on his own and opened a business converting Ferraris and Lamborghinis to meet emission and US specifications. In 1989 he went to work in North Carolina for a racing company. He was placed in charge of the 289 and 427 Cobras and Ferrari project cars. He was responsible for the design and build of the Ferrari 512 Boxer twin turbo, which broke the streetcar speed record at Daytona. He then accepted a position with the Mazda factory racing team in charge of chassis and suspension development.
In the in the mid 1990's and started his own business once more, building supercharger and turbo kits for after-market sales. He provided technical and market consulting for companies building after-market performance products and specialized in after-market products for Mazda rotary engines and road holding equipment. He frequently consulted for Shelby and other companies regarding the placement of after market products and sales strategy.
In 2001, Seth Scally was approached by Autocarbon CEO James Miller and accepted the challenge to organize the sales and placement of after-market performance products into the marketplace.

Ramiro Pericon

During the past 10 years Mr. Pericon has served as a Business Consultant, providing financial and administrative services to start-ups, middle market companies and companies in transition. As well, Mr. Pericon has established an organization to coordinate with various Companies with a view to initiating and implementing programs that have significant social and economic benefit to certain "developing" countries.
From 1999 to the Present, he has coordinated the establishment of offices in Thailand, Korea, China and Australia to target certain noteworthy charitable projects to receive support over the next 10 years for.
In 1999, established organization for the coordination of programs and projects, worldwide that would have significant impact on social and economic levels to "developing countries" From 1998 to 1999 engaged is a consulting practice to provide financial and administrative services to small and medium sized companies. Developed extensive experience in private sector financing, business


development,  and  media  relations,   contract  negotiations  and  Mergers  and
Acquisitions.
From 1995 to 1998 was an  investment  management  at VTR  Capital  Group.  After achieving licensing requirements,  went on to serve as Senior Vice President and develop his portfolio  management  expertise by counseling  large individual and institutional  accounts.  In July  2001,  agreed to serve as a  director  of the
Company and brings a business  organization  background  to the Company,  with a great deal of actual application.

Executive Compensation

     Our directors have not been provided cash  compensation  for their services as directors;  however,  upon our  inception,  we issued  227,500  shares of our common  stock and warrants  for 375,000  additional  shares of common stock at a purchase price of $0.25 to James Miller directly,  and 2,800,000 share of common stock and warrants for 375,000  additional  shares of common stock at a purchase price of $0.25 to Chequered  Square C Ltd.,  controlled  by Mr.  Miller,  70,000 shares of common stock to Ms. Kimberly Tate,  175,000 shares of common stock and warrants for 375,000  additional  shares of common stock at a purchase  price of
$0.25 to Mr. Seth  Scally,  70,000  shares of common stock to Mr. Terry Hunt and
250,000  shares of common  stock to Ramiro  Pericon.  The shares were issued for certain  services  they  provided the company - See "Certain  Relationships  and
Related Transactions."


                    2001 Dollar    2001 Share     % of                 % of      Exercise   Expiration
Officer/Director    Compensation   Compensation   Awarded   Warrants   Awarded   Price      Date
------------------------------------------------------------------------------------------------------
James Miller (1)       - 0 -       3,027,500                750,000              $   0.25   7/31/03
Seth Scally            - 0 -         175,000                375,000              $   0.25   7/31/03
Kimberly Tate          - 0 -          70,000                  - 0 -              -0-           --
Romero Pericon         - 0 -         250,000                  - 0 -              -0-           --
John Johansen (2)(3)   - 0 -       2,750,000                375,000              $   0.25   7/31/03
Tammy Liggett (3)      - 0 -       2,000,000                375,000              $   0.25   7/31/03

Total Shares awarded as Compensation:       8,272,500
Total Warrants awarded as Compensation:     1,875,000


     (1) Chequered Square C Ltd., is the owner of 2,800,000 and with warrants for an additional 375,000 shares a total of 3,125,000, assuming the warrants are exercised. For the purposes of control, James Miller is the control person of Chequered Square C Ltd.
     (2)  Issued in the name of Presco, Inc.
     (3)  Not a Director or Executive Officer of the Company.


Stock Option Plans
We do not have any long-term compensation plans or stock option plans.

Employment Agreements
As of the date of this prospectus, we have not entered into any written employment agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 18, 2001, Autocarbon.com entered into a Distribution Agreement with Rocket Composites, Ltd., solely owned by the Chairman and CEO of Autocarbon.com. The Agreement was negotiated between James Miller on behalf of Rocket Composites, Ltd., and John Johansen, the owner of 20% of the issued and outstanding shares of Autocarbon.com. James Miller executed the Agreement for Autocarbon.com, and J. Trow as Secretary of Rocket Composites, Ltd. In the event of a dispute between the companies, the Board of Directors of Autocarbon.com will negotiate with Rocket Composites, Ltd. in order to resolve the dispute.

James Miller and Seth Scally received 3,027,500 and 175,000 shares respectively, dated July 25, 2001 in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is $20,284.25 and $1,175.50 respectively.

Kimberly Tate and Terry Hunt each received 70,000 shares, dated July 25, 2001, in exchange for work for the Company prior to it commencing full operations and as consideration as becoming an Executive Officer and/or Director of the Company. The value of the shares is $469.00 each.

250,000 Shares were issued to Romiro Pericon, dated July 25, 2001, as compensation for becoming a Director of the Company.

Presco, Inc., and Tammy Liggett received 2,750,00 and 2,000,000 valued at $18,425.00 and $13,400, each shares, dated, July 25, 2001, as founders of the Company as part of the transaction that brought all parties together and for assistance with the completion of the business plan and concept of the Company.

As a consultant, Judith Grossman received on July 25, 2001, 750,000 shares, and warrants to purchase additional 375,000 shares of common stock of
Autocarbon.com, which expires on July 31, 2003. Judith Grossman gifted to her daughter, of majority age and her grandchild of minor age, an aggregate of 200,000 shares. The value of the shares was determined to Five Thousand Dollars ($5,000.00), based upon the various types of assistance she would provide the company at its inception and continuing until possibly trading in the public market. These activities included, but were not necessarily limited to, consulting regarding the capital structure of the Company, the format and type of private placement, communications between the Company and potential investors and other services. Par value was used due to the unknown ability of the company to raise the initial amounts necessary top begin operations.

As legal counsel for the company, Michael S. Krome received on July 25, 2001, 750,000 shares and warrants to purchase an additional 375,000 shares of common stock, which expires on July 31, 2003. The value of the shares was determined to be Five Thousand Dollars ($5,000). This value was arrived at based upon the amount of time and effort necessary for the preparation of the necessary legal documents, and other legal services to be provided to the company from its planning, inception through the completion of the registration statement process.

Other Relationships
Barry Bridge, Beau Mailoux, Teo Montoya, and Peter Moslely received shares, in the amount of 17,500, 35,000, 70,000 and 35,000 each for a value of $117.50,
$234.50, $469.00 and $234.50, dated July 25, 2001, in exchange for assistance to Mr. Miller and Mr. Scally in the development of the concept and business plan. Mr. Montoya has been retained by Autocarbon to assist with the operations of its web site.

Each party named received shares in Autocarbon at inception and is indicated in the table in the section "Principal Shareholders", that follows.

None of the parties are related by blood or marriage.


PRINCIPAL STOCKHOLDERS

     The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                           Number of Shares Beneficially
Identity of Stockholder    Owned (1)       Owned                Percentage of
or Group                                   With Warrants (1)    Shares Owned (2)
-----------------------    ---------       -----------------    ----------------
James Miller (3) (4)       3,027,500       3,777,500            28.7
Seth Scally (3)              175,000         550,000             4.1
Kimberly Tate (3)             70,000          70,000              .5
Terry Hunt (3)                70,000          70,000              .5
Presco, Inc. (5) (7)       2,750,000       3,125,000            23.7
Ramiro Pericon (3)           250,000         250,000             1.9
Tammy Liggett (6) (7)      2,000,000       2,375,000            18.0
Judy Grossman (7) (8)        550,000         925,000             5.7
Michael S. Krome (7)         750,000       1,125,000             5.7

All Officer and
 Directors as a
Control Group
(5 persons)(7)             8,342,500 (7)  10,217,500 (7)        77.4% (2)(7)

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(2) Assumes exercise of all warrants held by the warrant holders for a total outstanding of 13,193,400 shares.
(3)  Director of the Company.
(4) Chequered Square C Ltd. is the owner of 2,800,000 and with warrants for an additional 375,000 shares a total of 3,125,000, assuming the warrants are exercised. For the purposes of control, James Miller is the control person of Chequered Square C Ltd.
(5) For the purpose of control, John Johanssen is the control person of Presco, Inc.
(6) Tammy Liggett is not an officer or director of the Company, but is an owner of 16.8% of the issued and outstanding stock.
(7) Control Group does not include Judy Grossman or Michael S. Krome, who have no ongoing connection with the operation of the Company.
(8) An additional 100,000 shares was gifted to her daughter, of majority age and 100,000 to her grandchild of minor ages, for an aggregate of 200,000 shares.


                                    DILUTION

     At October 31, 2001, our net tangible book value was $23,598, or $0.002 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding, which was 10,259,200 at October 31, 2001. Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares in our offering and the pro forma net tangible book value per share paid by the purchasers of shares in our offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by Autocarbon.com of the 1,059,200 shares of common stock issued after the exercise of the warrants offered with this prospectus at the proposed maximum offering price of $1.00 per share, our pro forma net tangible book value at October 31, 2001, would have been approximately $288,398, or $0.22 per share, representing an immediate increase in our pro forma net tangible book value of $0.218 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $0.782, per to purchasers of common stock that we are offering with this prospectus. The following table illustrates this per share dilution.

Proposed maximum offering price per share to public:                  $    1.00
      Net tangible book value per share at October 31, 2001           $    0.002
      Increase per shares attributable to new investors:              $    0.218
      Pro Forma net tangible book value per shares after offering:    $    0.22
      Dilution per share to new investors:                            $    0.782

     The number of shares outstanding at October 31, 2001 does not include additional 50,000 shares and warrants for additional 50,000 shares already included in this prospectus. The above computations assume no exercise of these outstanding warrants. See section regarding executive compensation, above. To the extent that outstanding warrants are exercised, there may be further dilution to new investors.


                       OFFERING BY SELLING SECURITYHOLDERS

     The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time

     Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

     None of the Selling Shareholders were or are officers or directors of Autocarbon.com, Inc. or are broker-dealers or affiliates of broker-dealers.


SELLING SHAREHOLDER                    NUMBER OF SHARES      % of            NUMBER OF SHARES          % of
                                       OWNED PRIOR TO        BENFICIAL       OWNED AFTER EXERCISE      OWNERSHIP
                                       OFFERING              OWNERSHIP       OF WARRANTS (1)           AFTER EXERCISE (2)
-------------------                    ----------------      ---------       --------------------      ------------------
Scott Michelli and Sarah Michelli,     6,000                 *               12,000                    *
Arion Polkinhorne                      1,200                 *                2,400                    *
Cyndee Fenlon and Daniel Fenlon        1,000                 *                2,000                    *
Barbara Milliman and Mark DeVault      2,000                 *                4,000                    *
John M. Richards, Jr. and
Mary Lynn J. Richard                   9,000                 *               18,000                    *
John P. Burton Trust                  10,000                 *               20,000                    *
Stephen J. Klingenhofer                3,500                 *                7,000                    *
Wayne T. Kingenhofer                   4,000                 *                8,000                    *
W&S Electric, Inc.                    10,000                 *               20,000                    *
Michael L. Moon                       20,000                 *               40,000                    *
Michael K. Leach                       2,000                 *                4,000                    *
Michael Critelli                       1,000                 *                2,000                    *
Ronald Krome (3)                       1,000                 *                2,000                    *
Patricia Petrone                       2,000                 *                2,000                    *
Craig A. Roth                          4,000                 *                8,000                    *
Gene F. Fish                          10,000                 *               20,000                    *
Stephen Mann                           8,000                 *               16,000                    *
Larry W. Wilmers                       1,500                 *                6,000                    *
Sandra C. Keller                       4,000                 *                8,000                    *
James F. Boettcher Trust              50,000                 *              100,000                    *
Richard L. Messenger and
         Julie R. Roberts              2,000                 *                4,000                    *
Jeffrey A. Smith                       1,000                 *                2,000                    *
Robert S. Warshaw                     60,000                 *              120,000                    .09
Marvin A. Hopkins                      2,000                 *                4,000                    *
Alfred I. Fish and
         Catherine M. Fish             1,000                 *                2,000                    *
Ralph J. Casrotta                      7,000                 *               14,000                    *
Mario Lopez                            3,000                 *                6,000                    *
Mark S. and Wendy A. Terry            10,000                 *               20,000                    *
Gwen Loverink                          1,000                 *                2,000                    *
Lawrence and Alice Roser               6,000                 *               12,000                    *
Maureen E. Louge                       2,000                 *                4,000                    *
Kathy Clayton                          1,000                 *                2,000                    *
Carolyn Farmer                         1,000                 *                2,000                    *
Richard A. and Katherine Porter        1,000                 *                2,000                    *
Lucile J. Porter                       1,000                 *                2,000                    *


                                       22

John McClellan                         1,500                 *                3,000                    *
Joyce Taylor                           2,000                 *                4,000                    *
Charlotte Wylie                        5,000                 *               10,000                    *
Presco, Inc. (9)                   2,750,000                 22.0(4)(6)     250,000                    22.0(4)(8)
Tammy Loggett                      2,000,000                 16.8(4)(7)     250,000                    16.8(4)(8)
Judy Grossman (11)                   550,000                 6.9            925,000                    6.9(5)(8)
Ashley Cussen (11)                   100,000                 *              100,000                    *
Caren Cussen (11)                    100,000                 *              100,000                    *
Michael S. Krome                     750,000                 7.9          1,125,000                    7.9(5)(8)
Robert Lerea                          25,000                 *               50,000                    *
Rosa Klein                            25,000                 *               50,000                    *
                                   ---------                              ---------
         Totals:                   2,309,200                              3,368,400

     (*)  Less than 1% of the issued and outstanding shares
     (1)  Assumes all warrants were exercised.
     (2)  Assumes exercise of all warrants.
     (3) Ron Krome is the brother of Michael S. Krome. Each disclaims any beneficial ownership of the shares owned by the other.
     (4) Percentage is based upon total ownership and not the amount included in this registration statement. Not all shares owned by this entity are being registered in this registration statement
     (5) Assumes all shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period. These two selling shareholders are the only shareholders over the 1% threshold that have their entire beneficial holding contained in the registration statement
     (6) Total holdings consist of 2,750,000 shares of which 250,000 are included in this Registration Statement, the balance of 2,500,000 are restricted securities and warrants to purchase 375,000 additional shares.
     (7) Total holdings consist of 2,000,000 shares of which 250,000 are included in this Registration Statement, the balance of 1,750,000 are restricted securities and warrants to purchase 375,000 additional shares.
     (8) Includes and assumes exercise of warrants for an additional 375,000 shares of Common Stock not included in this registration statement.
     (9) For the purpose of control, John Johanssen is the control person of Presco, Inc.
     (10) Includes only those shares being registered pursuant to this filing.
     (11) Shares held by Judy Grossman, Ashley Cussen and Caren Cussen are considered beneficially controlled by Ms. Grossman.

Shares Eligible For Future Sale
     As of October 31, 2001, Autocarbon.com, Inc. has 10,259,200 outstanding shares of Common Stock, not including 2,884,200 total shares of Common Stock issuable upon exercise of the Warrants. Out of the 10,259,200 shares outstanding 2,309,200 and 1,059,200 shares underlying certain warrants are being registered with this offering. The remaining approximately 8,000,000 shares of common stock, and 1,875,000 shares underlying the remaining warrants which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. None of the restricted securities will be eligible for resale until July 2002.

     In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

     (i)  One percent of the outstanding shares of Common Stock; or

     (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Autocarbon.com, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Autocarbon.com, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."


                            DESCRIPTION OF SECURITIES

     The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share.

Common Stock
     The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

Warrants
     Each Warrant is exercisable at any time from its initial issue date until July 31, 2003 (the "Expiration Date"), to purchase one share of Autocarbon.com's Common Stock, $.0001 par value, at $0.25 per share.

     The Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date to Autocarbon.com, Inc. at its principal office or at the office of the Warrant Agent appointed by Autocarbon.com, Inc. in accordance with the terms of the Warrant, with the subscription form attached thereto completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or official bank check payable to the order of Autocarbon.com, Inc.) for the number of Warrants being exercised. The Warrant Holders do not have the right or privileges of holders of Common Stock.

     Autocarbon.com, Inc. shall have the option to "call" all the Warrants presently outstanding and included in the Units (the "Warrant Call"). The Units consisted of one share of common stock and the right to purchase a second share at $0.25 per share. Autocarbon.com, Inc. may exercise the Warrant Call by giving to each Warrant Holder a written notice of call (the "Call Notice" during the period in which the Warrant may be exercised. The Warrant Holders shall exercise their Warrant rights and purchase the Warrant Shares and pay for the Warrant Shares within fourteen business days of the date of the Call Notice. Thereafter, the Warrants will no longer be exercisable.

                              PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,
o transactions involving cross or block trades on any securities or market where our common stock is trading,
o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o "at the market" to or through market makers or into an existing market for the common stock,
o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o    any combination of the foregoing, or by any other legally available means.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

     At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

     We will not receive any proceeds from the sale of 2,309,200 common shares pursuant to this prospectus already issued by the registrant. We may, however, receive proceeds from the exercise by certain warrant holders to purchase up to an aggregate of 1,009,200 shares of our common stock pursuant to this Prospectus. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

     We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

     The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                                LEGAL PROCEEDINGS

Autocarbon.com, Inc. is not subject to any legal proceedings.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

     Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

               The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
               Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
               On subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

     We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the common stock is Florida Atlantic Stock Transfer, 7310 Nob Hill Road, Tamarac, Florida 33321 (954) 726-4954.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Autocarbon.com, Inc. except for Michael S. Krome, P.C., attorney for Autocarbon.com, Inc., who received Common Stock and Warrants as his legal fees, as detailed in this registration statement. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Autocarbon.com, Inc., other than Mr. Krome.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

                                     EXPERTS

     Our audited financial statements as of June 30, 2001 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Aaron Stein, CPA, independent certified public accountant, upon his authority as expert in accounting and auditing. Aaron Stein, CPA's report on the financial statements can be found at the end of this prospectus and in the registration statement.

                              AUTOCARBON.COM, INC.
                          (A Development Stage Company)

                                     AUDITED
                              FINANCIAL STATEMENTS


                          For The Period June 26, 2001
                     (Date of Inception) to October 31, 2001

AUTOCARBON.COM, INC.



TABLE OF CONTENTS



                                                                            Page

 REPORT OF INDEPENDENT ACCOUNTANT                                            1


FINANCIAL STATEMENTS

         Balance Sheet as of October 31, 2001                                2
         Statement of Operations for the period
              June 26, 2001 (inception) to October 31, 2001                  3
         Statement of Stockholders' Equity for the period
              June 26, 2001 (inception) to October 31, 2001                  4
         Statement of Cash Flows for the period
              June 26, 1999 (inception) to October 31, 2001                  5
         Notes to Financial Statements                                       6-8

Aaron Stein
CERTIFIED PUBLIC ACCOUNT
                                                                  981 ALLEN LANE
                                                                    P.O. BOX 406
                                                              WOODMERE, NY 11598
                                                                    516-569-0520


To the Board of Directors and Stockholders'
     Autocarbon.com, Inc.


I have audited the accompanying balance sheet of Autocarbon.com, Inc. (a development stage company) as of October 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the period from June 26, 2001 (date of inception) to October 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autocarbon.com, Inc. (a development stage company) as of October 31, 2001 and the results of its operations and its cash flows for the period from June 26, 2001 (date of inception) to October 31, 2001 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from inception that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Aaron Stein CPA
Woodmere, New York
November 30, 2001

AUTOCARBON.COM, INC.
(A Development Stage Company)
BALANCE SHEET
OCTOBER 31, 2001




ASSETS

Current Assets
        Cash and Cash Equivalents                                      $   9,711
                                                                       ---------

Fixed Assets
        Computer Software                                                 39,050
                                                                       ---------

Other Assets
        Deferred Costs                                                    49,300
                                                                       ---------


TOTAL ASSETS                                                           $  98,061
                                                                       =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
        Accounts Payable                                               $  15,452

STOCKHOLDERS' EQUITY
        Common Stock, $.0001 par value,
              100,000,000 shares authorized,
               10,259,200 issued and outstanding           $   1,026
        Additional  Paid-in Capital                          195,524
        Deficit Accumulated During the Development Stage    (113,941)
                                                           ---------


              Total Stockholders' Equity                                  82,609
                                                                       ---------


                                                                       $  98,061
                                                                       =========




                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 26, 2001  (DATE OF INCEPTION)
TO OCTOBER 31, 2001



Revenues                                                           $       --


General and Administrative Expenses                                     113,941
                                                                   ------------


Loss Before Provision for
        Income Taxes                                                   (113,941)


Income Tax Expense                                                         --
                                                                   ------------


Net Loss                                                           $   (113,941)
                                                                   ============





Loss Per Share
        Basic                                                      $      (0.01)
                                                                   ============


Weighted Average Number of Shares Outstanding                        10,258,200
                                                                   ============




                 See accompanying notes to financial statements


AUTOCARBON.COM,INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY



                                                                           Accumulated
                                                                             Deficit
                                                             Additional    During the
                                      Common Stock             Paid-In     Development
                                    Shares        Amount       Capital        Stage         Total
                                -----------   -----------   -----------   -----------    -----------

Issuance of common stock -
        for services rendered     8,500,000   $       850   $    56,100   $      --      $    56,950

Issuance of common stock -
        private placement           259,200            26       129,574          --          129,600

Issuance of common stock -
        for services rendered     1,500,000           150         9,850          --           10,000

Net loss                               --            --            --        (113,069)      (113,941)
                                -----------   -----------   -----------   -----------    -----------

Balance at October 31, 2001     1 0,259,200   $     1,026   $   195,524   $  (113,069)   $    82,609
                                ===========   ===========   ===========   ===========    ===========





                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 26, 2001  (DATE OF INCEPTION)
TO OCTOBER 31, 2001

Cash Flows from Operating Activities:

        Net Loss                                                      $(113,941)

        Adjustments to reconcile net loss to cash
              used in operating activities                                 --
              Issuance of common stock for services                     (66,950)
                                                                      ---------

                                                                        (46,991)

        Changes in Assets and Liabilities
              Accounts Payable                                           15,452
              Other Assets                                              (49,300)
                                                                      ---------

              Net Cash Used in Operating Activities                     (80,839)
                                                                      ---------

Cash Flows from Investing Activities
        Purchase of fixed assets - computer software                    (39,050)
                                                                      ---------

              Net Cash Used in Investing Activities                     (39,050)
                                                                      ---------

Cash Flows from Financing Activities
        Proceeds from issuance of common stock                          129,600
                                                                      ---------

              Net Cash Provided by Financing Activities                 129,600
                                                                      ---------

Net increase in cash                                                      9,711

Cash at beginning of period                                                --
                                                                      ---------

Cash at end of period                                                 $   9,711
                                                                      =========


        Non - cash financing activitiy:
              Issuance of commom stock for services rendered          $  69,950
                                                                      =========




                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2001


Note 1: Organization, Business and Significant Accounting Policies
        ----------------------------------------------------------

        Organization

        Autocarbon.com, Inc. (the "Company") was incorporated on June 26, 2001 under the laws of the State of Delaware.

        Business

        The Company has entered into a five-year distribution agreement with Rocket Composites Ltd. (Rocket) to market and sell carbon fiber and other composite products manufactured by Rocket. The Companies initial focus will be on marketing and selling after-market carbon composite automotive parts. The Company is not obligated to incur any significant advertising or marketing costs in connection with this distribution agreement nor is it required to maintain any minimum sales levels. It is possible the Company may share in certain tooling costs associated with the manufacturer, Rocket Composites Ltd.

Significant accounting policies

        Use of Estimates in Financial Statements - Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

        Cash - For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, as cash and equivalents in the accompanying balance sheet.

        Fixed Assets - Fixed assets consists of CAD production software stated at cost. Major expenditures that substantially increase the useful lives are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided on a straight- line basis over the estimated useful lives of the assets.

        Deferred Costs - Deferred costs represent amounts shared with the manufacturer for certain tooling costs in preparation of molds and dies. These costs will be amortized over the projected number of units to be delivered. The tooling and dies will remain the property of the manufacturer.

AUTOCARBON.COM, INC.
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2001

Note 1: Organization, Business and Significant Accounting Policies, Continued
        ---------------------------------------------------------------------

        Income Taxes - Any provision (benefit) for income taxes is computed based on the loss before income tax included in the Statement of Operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. At present the Company has a benefit due to a net tax loss carry forward. The benefit has been fully reserved due to the uncertainty of its use.

        Earnings per Common Share - Basic earnings per share are computed using the weighted average number of shares outstanding during the year. Basic earnings per share also exclude any dilutive effects of options, warrants and convertible securities. Diluted net loss per share does not include options, warrants or convertible securities, as they would be anti-dilutive.

        Web Site Development Costs / Software Asset - The Company has not incurred any material costs in the development of a web site or e - commerce Internet portal as of October 31, 2001. Management has elected to treat all web site development costs according to the guidance of the Emerging Issues Task Force (EITF). The EITF recommends following the guidance of Statement of Position 98-1 (Accounting for Costs of Computer Software Developed or Obtained for Internal Use). Under SOP 98-1, software developed for internal use is capitalized during the development stage and amortized over its useful life.


Note 2: Stockholders' Equity
        --------------------

        The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share.

        Private Placement

        The Company, from July 1, 2001 through September 30, 2001 offered for sale 2,000,000 Units at a value of $0.50 per Unit consisting of one share of common stock and one warrant to purchase one additional share of common stock at a value of $0.25 in a "private placement" pursuant to Regulation D, Rule 506 of the Securities Act of 1933.

        Common Stock Issued for Services

        Additionally, $10,000 of legal and consulting services were paid for with the issuance of 1,500,000 shares of common stock and warrants to acquire an additional 750,000 shares of common stock at a value of $0.25.

AUTOCARBON.COM, INC.
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2001

Note 2: Stockholders' Equity, continued
        -------------------------------

                Common Stock for Services
                -------------------------

        The Company issued common stock to various other individuals and companies (non- employees) in return for services rendered. 8,500,000 shares of common stock along with warrants to acquire an additional 1,875,000 shares of common stock at a value of $0.25 were issued. Pursuant to The Financial Accounting Standards Statement No. 123 (FAS 123) the Company has determined that the value of the common stock issued is more reliably determined based on the value of the services rendered. All services were provided prior to the Private Placement. The 8,500,000 shares of common stock were valued at $56,950. The individual who are both Officers and Directors received 3,342,500 shares of common stock valued at $22,395, individuals who are solely Directors received 250,000 shares of common stock valued at $1,675, and others who are neither
Officer or Directors received 4,907,500 shares of common stock valued at $32,880.


Note 3: Going Concern Consideration
        ---------------------------

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has no operating history nor any revenues or earnings from operations. The Company's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining additional debt financing and equity capital until such time the Company becomes profitable. The lack of financial resources and liquidity raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Note 4: Subsequent Event
        ----------------

        The Company raised approximately $50,000 through an additional private placement of common stock during the period November 1, 2001 through November 30, 2001.

--------------------------------------------------------------------------------

                              AUTOCARBON.COM, INC.

                                3,263,400 Shares
                                  Common Stock


                                   PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2002, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                ____________, 2002

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee              $   891.81
Legal fees and expenses                     $13,000.00
Accounting fees and expenses                $10,000.00
Miscellaneous (1)                           $15,000.00
                                            ----------
         Total                              $38,891.81
------------------------------
(1) Estimated.



Item 26. Recent Sales of Unregistered Securities.

On June 28, 2001, the company was incorporated. On July 25, 2001, the company issued the following shares to the founders, directors and officers and others, including consultants, of the company.

                              Number of Shares Beneficially
Identity of Stockholder      Owned (1)     Owned                Percentage of
or Group                                   With Warrants (1)    Shares Owned (2)
-----------------------     ----------     -----------------    ----------------
James Miller (3) (4)         3,027,500     3,777,500            26.7
Seth Scally (3)                175,000       550,000             3.8
Kimberly Tate                       (3)       70,000              .5
Terry Hunt (3)                  70,000                            .5
Presco, Inc. (5) (7)         2,750,000     3,125,000            22.0
Ramiro Pericon (3)             250,000                           1.7
Tammy Liggett (6) (7)        2,000,000     2,375,000            16.8
Judy Grossman (7) (8)          550,000       925,000             6.5
Michael S. Krome (7)           750,000     1,125,000             7.9
Barry Bridge                    17,500                           *
Beau Mailoux                    35,000                           *
Teo Montoya                     70,000                           *
Peter Moslely                   35,000                           *


        (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.
        (2) Assumes exercise of all warrants held by the warrant holders for a total outstanding of 13,154,400 shares.
        (3)     Director of the Company.
        (4) Chequered Square C Ltd., is the owner of 2,800,000 and with warrants for an additional 375,000 shares a total of 3,125,000, assuming the warrants are exercised. For the purposes of control, James Miller is the control person of Chequered Square C Ltd.
        (5) For the purpose of control, John Johanssen is the control person of Presco, Inc.
        (6) Tammy Liggett is not an officer or director of the Company, but can be considered part of the control group of the Company due to her relationship with John Johansen.
        (7) Control Group does not include Judy Grossman or Michael S. Krome, who have no ongoing conection with the operation of the Company.
        (8) An additional 100,000 shares was gifted to her daughter, of majority age and 100,000 to her grandchild of minor age, an aggregate of 200,000 shares.


Private Placements:

During the period from July 1, 2001 to September 30, 2001, Autocarbon.com, Inc. sold, pursuant to a private placement, 258,200 shares at $0.50 per share with a warrant to purchase another share of the company at $0.25 per share, and raised a total of $129,100, pursuant to a private placement as follows:

Name of Shareholder                    Amount of Shares     Shares with warrants

Scott Michelli and Sarah Michelli,     6,000   *             12,000   *
Arion Polkinhorne                      1,200   *              2,400   *
Cyndee Fenlon and Daniel Fenlon        1,000   *              2,000   *
Barbara Milliman and Mark DeVault      2,000   *              4,000   *
John M. Richards, Jr. and
Mary Lynn J. Richard                   9,000   *             18,000   *
John P. Burton Trust                  10,000   *             20,000   *
Stephen J. Klingenhofer                3,500   *              7,000   *
Wayne T. Kingenhofer                   4,000   *              8,000   *
W&S Electric, Inc.                    10,000   *             20,000   *
Michael L. Moon                       20,000   *             40,000   *
Michael K. Leach                       2,000   *              4,000   *
Michael Critelli                       1,000   *              2,000   *
Ronald Krome                           1,000   *              2,000   *
Patricia Petrone                       2,000   *              4,000   *
Craig A. Roth                          4,000   *              8,000   *
Gene F. Fish                          10,000   *             20,000   *
Stephen Mann                           8,000   *             16,000   *
Larry W. Wilmers                       1,500   *              6,000   *
Sandra C. Keller                       4,000   *              8,000   *
James F. Boettcher Trust              50,000   *            100,000   *
Richard L. Messenger and
         Julie R. Roberts              2,000   *              4,000   *
Jeffrey A. Smith                       1,000   *              2,000   *
Robert S. Warshaw                     60,000   *            120,000   .09
Marvin A. Hopkins                      2,000   *              4,000   *

Alfred I. Fish and
         Catherine M. Fish             1,000   *              2,000   *
Ralph J. Casrotta                      7,000   *             14,000   *
Mario Lopez                            3,000   *              6,000   *
Mark S. and Wendy A. Terry            10,000   *             12,000   *
Gwen Loverink                          1,000   *              2,000   *
Lawrence and Alice Roser               6,000   *             12,000   *
Maureen E. Louge                       2,000   *              4,000   *
Kathy Clayton                          1,000   *              2,000   *
Carolyn Farmer                         1,000   *              2,000   *
Richard A. and Katherine Porter        1,000   *              1,000   *
Lucile J. Porter                       1,000   *              2,000   *
John McClellan                         1,000   *              2,000   *
Joyce Taylor                           2,000   *              4,000   *
Charlotte Wylie                        5,000   *             10,000   *
Nathan Davis                           2,000   *              4,000   *
                  Total              259,200                518,400

        *       Means less than 1% of the issued and outstanding shares

For the period of November 1, through November 31, 2001, Autocarbon.com, Inc. sold, pursuant to a private placement 114,000 shares at $0.50 per share with a warrant to purchase another share of the company at $0.25 per share, and raised a total of $57,000, pursuant to a private placement as follows:

Name of Shareholder                    Amount of Shares     Shares with warrants

Robert Lerea                           25,000   *           50,000   *
Rosa Klein                             25,000   *           50,000   *
Julia Trow                              4,000   *            8,000   *
Anthony R. Maceli                      10,000   *           20,000   *
Joseph and/or Anette Hegmann           10,000   *           20,000   *
Eugene Rose                             1,000   *            2,000   *
Jesse D. and Elizabeth Rook             1,000   *            2,000   *
Mario Lopez                             1,000   *            2,000   *
Fred E. Grant, Jr                       5,000   *           10,000   *
Sarah and Jeffrey Craven                1,000   *            2,000   *
Michael L. Moon                        12,000   *           24,000   *
Dereck S. Cranford                      1,000   *            2,000   *
Jim and Karla Rook                      1,000   *            2,000   *
Mary France Doxey                       1,000   *            2,000   *
Alma Rodriguez                          1,000   *            2,000   *
Scott Ponracz                           2,000   *            4,000   *
Susan Kornbacher                        2,000   *            4,000   *
Richard L. Messenger and
         Julie R. Roberts               2,000   *            4,000   *
Jeffrey A. and Tammy S. Bockness        2,000   *            4,000   *
Jeffrey A. Smith                        1,000   *            2,000   *
Mary Ann Neis                           2,000   *            4,000   *
Geneviere Taliaferno                    2,000   *            4,000   *
Cyndee and Daniel Fenlon                2,000   *            4,000   *

                  Total               114,000              228,000

        *       Means less than 1% of the issued and outstanding shares

        Autocarbon.com, Inc. relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Autocarbon.com, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

        Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.


Item 27.Exhibits and Financial Statement Schedules.

(a)     Exhibits:

        The following exhibits are filed as part of this registration statement:

         Exhibit           Description
         -------            -----------
         3.1 (1)           Articles of Incorporation of Autocarbon.com, Inc.
         3.2 (1)           By-laws of Autocarbon.com, Inc.
         5.1 (2)           Opinion of Michael S. Krome, P.C.
         10.1 (1)          Form of Subscription Agreement
         10.2 (1)          Form of Common Stock Purchase Warrant
         10.3 (1)          Distribution  Agreement, dated July 18, 2001, between
                           Autocarbon.com, Inc. and Rocket Composites Ltd.
         23.1 (2)          Consent of Aaron Stein, CPA, Independent Auditor
         23.2 (2)          Consent of Michael S. Krome, P.C.(included in Exhibit
                           5.1)
-----------------
(1)      Previously filed
(2)      Filed herewith


Item 28.Undertakings.

(A)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Undertaking Required by Regulation S-B, Item 512(e).

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the City of Ramona, State of California, on the 7th of January, 2002.

                                              AUTOCARBON.COM, INC.

                                              By: /s/ James Miller
                                              --------------------
                                              Chief Executive Officer, President
                                              and Director



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





                                POWER OF ATTORNEY

The undersigned directors and officers of Autocarbon.com, Inc. hereby constitute and appoint James Miller and Kimberly Tate and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                              Date
------------                  -----                              ----

/s/ James Miller              President and Director             January 7, 2002
------------------
James Miller

/s/ Kimberly Tate             Chief Financial Officer,           January 7, 2002
------------------            Secretary and Director
Kimberly Tate

/s/ Seth Scally               V.P. and Director                  January 7, 2002
------------------
Seth Scally

/s/ Terry Hunt                Executive Vice-President           January 7, 2002
------------------            And Director
Terry Hunt

/s/ Ramiro Pericon            Director                           January 7, 2002
------------------
Ramiro Pericon



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